Exhibit 10.1

MATTEL, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN B

Effective March 22, 2023

MATTEL, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN B

The purpose of the Amended and Restated Mattel, Inc. Executive Severance Plan B (this “Plan”) is to secure the continued services of selected key senior executives of Mattel, Inc. (“Mattel”) or a subsidiary of Mattel (individually and collectively with Mattel, the “Company”) and provide these executives with certain benefits in the event of a Covered Termination (as defined in Section 2) and to encourage their continued dedication to their duties in the event of any threat or occurrence of a Change of Control (as defined in Section 2).

This Plan became effective March 22, 2023 (the “Effective Date”).

1. Eligibility

An executive is eligible for the benefits provided under this Plan only if (a) the Compensation Committee of Mattel’s Board (as defined in Section 2) designates the executive as eligible to participate in the Plan and (b) Mattel provides the executive with a letter agreement (the “Letter Agreement”) signed by a duly authorized officer of Mattel confirming the executive’s eligibility for this Plan. The Letter Agreement shall be substantially in the form attached hereto as Exhibit A (which form may be modified by Mattel (i) in the case of an executive not subject to a prior letter or similar agreement with the Company that contains a severance provision at the time the executive is designated as a ‘Participant’ in the Plan to reflect the fact that no prior severance provision is in effect, or (ii) to the extent Mattel determines in good faith that any modification is necessary to make it valid or to give effect to the terms or intention of the Plan under applicable law).

If an executive executes the Letter Agreement and returns it to Mattel within thirty (30) days after receiving it:

(a) the executive will become a “Participant” on the date Mattel receives the executive’s properly executed Letter Agreement, subject to its terms and those of this Plan; and

(b) the executive will continue to be a Participant as long as the executive’s Letter Agreement remains in effect in accordance with its terms and those of this Plan.

2. Definitions

For purposes of this Plan, the following terms shall have the respective meanings set forth below:

(a) “Board” shall mean the Board of Directors of Mattel.

(b) “Cause” shall mean (i) a Participant’s willful neglect of significant duties he or she is required to perform or a Participant’s willful violation of a material Company policy; (ii) the commission by a Participant of a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) a Participant’s willful act or omission in the course of his or her employment which constitutes gross negligence; or (iv) willful failure by a Participant to obey a lawful direction of the Board or with respect to Participants other than the Chief Executive Officer, the Chief Executive Officer of Mattel; provided that, in each case, unless the described activity cannot be cured, corrected or ceased, the Participant has received written notice of the described activity in accordance with Section 15, has been afforded a reasonable opportunity to cure or correct the activity described in the notice, and has failed to substantially cure, correct or cease the activity, as appropriate.

(c) “Change of Control” shall mean the occurrence of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of Mattel (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Mattel entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following shall not constitute a Change of Control: (a) any acquisition directly from Mattel, (b) any acquisition by Mattel or any corporation controlled by Mattel, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mattel or any corporation controlled by Mattel, (d) any acquisition by a Person of 35% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of an acquisition of common stock of Mattel by Mattel which, by reducing the number of shares of common stock of Mattel outstanding, increases the proportionate number of shares beneficially owned by such Person to 35% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 35% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of a share acquisition by Mattel as described above and shall, after such share acquisition by Mattel, become the beneficial owner of any additional shares of common stock of Mattel, then such acquisition shall constitute a Change of Control or (e) any acquisition pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 2(c); or

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Mattel’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation by Mattel of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Mattel or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Mattel or all or substantially all of Mattel’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of Mattel or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of Mattel of a complete liquidation or dissolution of Mattel.

(d) “Change of Control Covered Termination” shall mean that, at any time after a Participant’s Eligibility Date, a Change of Control occurs and, on or within two years thereafter, the Participant’s employment with the Company is involuntary terminated by the Company without Cause or voluntarily terminated by Participant due to a Change of Control Good Reason.

(e) “Change of Control Good Reason” shall mean that any one or more of the following have occurred without the express written consent of the Participant, provided that (i) the Participant provides Mattel with written notice of the Change of Control Good Reason event in accordance with Section 15 of the Plan within ninety (90) days of the initial existence of such event and (ii) such event is not remedied by Mattel within thirty (30) days following the delivery of written notice of such Change of Control Good Reason event: (a) any material diminution in any of the Participant’s duties, authority or responsibilities; (b) the Company’s material reduction of the Participant’s base salary and target bonus opportunity, as in effect on the Eligibility Date or as the same may be increased from time to time; (c) any other action or inaction that constitutes a breach by Mattel of Participant’s Letter Agreement or Section 12(a) of the Plan; (d) any failure by Mattel to obtain the assumption and agreement to perform this Plan by a successor as contemplated by Section 13 of the Plan, except where such assumption and agreement occurs by operation of law; or (e) any relocation of Participant’s principal office by more than 50 miles from its current location as of Participant’s Eligibility Date. The Participant may provide a Notice of Termination for a Change of Control Good Reason event only if Mattel does not timely and reasonably remedy such event within the prescribed thirty (30) days.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and any regulations and other administrative guidance promulgated thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

(g) “Covered Termination” shall mean a Change of Control Covered Termination or Non-Change of Control Covered Termination, as the case may be.

(h) “Date of Termination” shall mean the date specified in a Notice of Termination provided by the Company or the Participant to the other party, which date shall be no more than fifteen (15) days after actual receipt of such notice unless otherwise agreed to by the parties. Notwithstanding the foregoing, (i) if a Participant incurs a Disability and the Participant’s employment is deemed terminated pursuant to the Company’s then-current employment policy with respect to employees receiving benefits under the Company Long-Term Disability Plan applicable to the Participant, the Participant’s Date of Termination shall be the Participant’s deemed termination date pursuant to such policy and (ii) if a Participant’s employment is terminated due to the Participant’s death, the Date of Termination shall be the date of death.

(i) “Disability” shall mean a disability as defined under the Company Long-Term Disability Plan for exempt employees, as applicable to the Participant and as revised from time to time, but in no event shall such revision or modification to the Company Long-Term Disability Plan provide a Participant with a definition of ‘Disability’ which is less favorable in the aggregate than that in effect as of the Participant’s Eligibility Date.

(j) “Eligibility Date” shall mean, with respect to each Participant, the Eligibility Date set forth in such Participant’s Letter Agreement.

(k) “New Employment” shall mean Participant has secured employment with a new employer following Participant’s termination of service with Mattel where the Participant is regularly scheduled to work thirty (30) or more hours per week.

(l) “Non-Change of Control Covered Termination” shall mean that, at any time after a Participant’s Eligibility Date and prior to or more than two years following a Change of Control, the Participant’s employment with the Company is involuntarily terminated by the Company without Cause or voluntarily terminated by Participant due to a Non-Change of Control Good Reason.

(m) “Non-Change of Control Good Reason” shall mean that any one or more of the following have occurred without the express written consent of the Participant, provided that (i) the Participant provides Mattel with written notice of the Non-Change of Control Good Reason event in accordance with Section 15 of the Plan within sixty (60) days of the initial existence of such event and (ii) such event is not remedied by Mattel within thirty (30) days following the delivery of written notice of such Non-Change of Control Good Reason event: (a) the Company’s material reduction of the Participant’s base salary and target bonus opportunity, as in effect on the Eligibility Date or as the same may be increased from time to time; (b) any other action or inaction that constitutes a breach by Mattel of Participant’s Letter Agreement or Section 12(a) of the Plan; or (c) any relocation of Participant’s principal office by more than 50 miles from its current location as of Participant’s Eligibility Date. The Participant may provide a Notice of Termination for a Non-Change of Control Good Reason event only if Mattel does not timely and reasonably remedy such event within the prescribed thirty (30) days.

(n) “Notice of Termination” shall mean a written notice delivered in accordance with Section 15 which (i) if applicable, indicates the specific clause of the definition of Cause, Change of Control Good Reason, or Non-Change of Control Good Reason relied upon; (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment for Cause, Change of Control Good Reason, or Non-Change of Control Good Reason under the provision so indicated; and (iii) specifies the Date of Termination. If Mattel does not timely and reasonably remedy the Change of Control Good Reason event or Non-Change of Control Good Reason event, as the case may be, specified by the Participant in the notice to Mattel pursuant to the applicable definition above, then the Participant may resign for Change of Control Good Reason or Non-Change of Control Good Reason, as the case may be, by delivering a Notice of Termination within sixty (60) days following the end of Mattel’s thirty (30) day cure period set forth in the applicable “good reason” definition. If the Participant does not cure, correct or cease the activity described in the written notice to the Participant pursuant to Section 2(b), then the Company may terminate the Participant’s employment for Cause by delivering a Notice of Termination to the Participant following the end of an appropriate cure period. The Plan Administrator’s discretion under Sections 8 and 9 of the Plan shall not apply to the determination as to whether a Change of Control Good Reason event has occurred.

(o) “Section 409A” shall mean Section 409A of the Code.

3. Severance Benefit

(a) General

A Participant will become entitled to a severance benefit pursuant to this Plan if such Participant incurs a Covered Termination. The severance benefit (“Severance Benefit”) shall be determined pursuant to this Section 3 and shall be reduced by any payments of salary, wages or benefits during any notice period required by federal or state laws, including without limitation, the Worker Adjustment and Retraining Notification Act (“WARN”) or state laws of similar effect or any voluntary payments of salary, wages or benefits in lieu of providing notice under WARN or any state law of similar effect.

(b) Non-Change of Control Covered Termination

If a Participant experiences a Non-Change of Control Covered Termination, subject to Sections 3(e) and 3(f) and the Participant’s Letter Agreement:

(i) Mattel shall pay to the Participant on or as soon as administratively practicable after the Date of Termination, if not theretofore paid or provided:

(I) the Participant’s base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; and

(II) subject to submission by the Participant of supporting documentation, any unreimbursed expenses incurred through the Date of Termination in accordance with Company policy (the amounts described in clauses (I) and (II), collectively, the “Accrued Amounts”).

(ii) In addition, Mattel shall pay to the Participant any amounts and provide the Participant with any benefits that are required, or to which the Participant is entitled, under any plan, contract or arrangement of the Company as of the end of the Participant’s employment, excluding severance or termination plans, policies and arrangements (together, the “Other Benefits”).

(iii) Mattel shall pay to the Participant an amount equal to Participant’s Target Cash multiplied by the multiplier applicable to Participant (the “Multiplier”) as set forth on Exhibit B hereto (the “Severance Payment”). “Target Cash” shall mean the sum of the Participant’s (x) annual base salary at the rate in effect at the time the Notice of Termination is given and (y) target annual bonus opportunity under the Mattel Incentive Plan or any successor plan (the “MIP”) for the year in which the Date of Termination occurs.

(I) For purposes of this subsection (iii), the Severance Payment shall be paid in equal installments commencing on the Date of Termination for the duration of the “Severance Period” as set forth on Exhibit B hereto and at such times as base salary is customarily paid to the Company’s employees (each such payroll date, a “Payment Date”), but the Participant shall not be considered to be paid on the Company’s employee payroll for such period; provided, however, that no installment shall be paid prior to the first payroll coincident with or next following the fifty-fifth (55th) day after the Date of Termination (or the first business day thereafter) and any installment that would have been paid during such fifty-five (55) day period shall be paid with the first installment paid to the Participant; provided, further, that if the Participant dies while any portion of the Severance Payment is still payable to the Participant hereunder, any unpaid portion of the Severance Payment shall be paid, not later than the thirtieth (30th) day following the Participant’s death (or the first business day thereafter), to the Participant’s estate, in a lump sum equal to the remaining portion of the Severance Payment.

(II) Notwithstanding anything to the contrary in this subsection (iii), if the Participant is a ‘specified employee (determined by Mattel in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) on the Date of Termination and the Severance Payment to be paid within the first six (6) months following such date (the “Initial Payment Period”) exceeds the amount referenced in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (1) any portion of the Severance Payment that is payable during the Initial Payment Period that does not exceed the Limit shall be paid on the Payment Dates as specified above, (2) any portion of the Severance Payment that is a ‘short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4)(i) shall be paid on the Payment Dates as specified above, (3) any portion of the Severance Payment that exceeds the Limit and is not a ‘short-term deferral’ (and would have been payable during the Initial Payment Period but for the Limit) shall be paid on the first business day of the seventh (7th) month immediately following the Participant’s ‘separation from service’ with the Company, as defined for purposes of Section 409A (a “Separation from Service”), or as soon as administratively practicable after such date and (4) any portion of the Severance Payment that is payable after the Initial Payment Period shall be paid on the Payment Dates as specified above.

(iv) Mattel shall pay to the Participant the annual bonus, if any, that the Participant would have received under the MIP for the year in which the Participant’s Date of Termination occurs as if he or she had remained employed through the regularly scheduled payment date for such MIP bonus (disregarding any exercise by the Board or any committee thereof of negative discretion to reduce the amount payable by a percentage in excess of that applied to the other senior executives of the Company generally) multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), which amount shall be payable following the end of the fiscal year in which the Date of Termination occurs in accordance with the applicable terms of the MIP. Such pro-rata bonus calculation shall assume target achievement for any individual metric or performance modifier.

(v) Any options granted to the Participant under Mattel’s equity-based compensation plans (the “Equity Plans”) prior to the Participant’s Eligibility Date shall be subject to the terms of the Equity Plans and the Participant’s equity award agreements with respect to the exercisability of such options and the period of time during which the Participant may exercise such options following the Participant’s Date of Termination. Any options granted to the Participant under the Equity Plans on or after the Participant’s Eligibility Date shall vest pro-rata based on the number of full months of the Participant’s employment during the vesting period over the total number of months in the vesting period and shall become immediately exercisable. For example, if any such options granted after the Participant’s Eligibility Date were scheduled to vest in equal one-third installments on each of the first three anniversaries of the date of grant and Participant were to experience a Non-Change of Control Covered Termination after completing 18 full months of the original three-year vesting period, then as of the date of the Non-Change of Control Covered Termination, Participant would have already vested in one-third of such options and an additional one-sixth of the original number of shares subject to the option grant would become immediately exercisable at the time of the Non-Change of Control Termination and the remaining unvested option shares would be immediately forfeited.

(vi) All restricted stock units and other equity-based compensation (other than stock options) awarded by Mattel to the Participant under the Equity Plans prior to the Participant’s Eligibility Date shall vest or become earned pursuant to the terms of the Equity Plans and the Participant’s equity award agreements. Any restricted stock units or any other equity-based compensation (other than stock options) awarded by Mattel to the Participant under the Equity Plans on or after the Participant’s Eligibility Date shall vest pro-rata or become earned based on the number of full months of the Participant’s employment during the vesting or performance period over the total number of months in the vesting or performance period and shall become immediately payable; provided, however, that if the number of shares that vest or become earned is based on the achievement of pre-established performance goals or criteria, the number of shares that vest or become earned shall be determined in accordance with the Participant’s equity award agreements. Payment shall be in the form as provided for in the Equity Plans. For example, if any time-based restricted stock units granted after the Participant’s Eligibility Date were scheduled to vest in equal one-third installments on each of the first three anniversaries of the date of grant and Participant were to experience a Non-Change of Control Covered Termination after completing 18 full months of the original three-year vesting period, then as of the date of the Non-Change of Control Covered Termination, Participant would have already vested in one-third of such restricted stock units and an additional one-sixth of the original number of shares subject to the restricted stock units would become immediately vested at the time of the Non-Change of Control Termination and the remaining unvested restricted stock units would be immediately forfeited.

(vii) The Participant shall be eligible for the following:

(I) until the earlier of (A) the end of the Severance Period or (B) the date the Participant accepts New Employment, a monthly amount approximately equal to the applicable COBRA premium for the level of coverage that the Participant has as of the Date of Termination (i.e., single, single plus one, or family) under Mattel’s medical, dental, prescription drug and vision care group insurance as in effect from time to time, which payment shall be paid in advance on the first payroll day of each month, commencing with the month immediately following the Participant’s Date of Termination; provided, however, that any such payments otherwise payable to the Participant within the first fifty-four (54) days following the Date of Termination shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the first payroll date coincident with or next following the fifty-fifth (55th) day following the Date of Termination (or the first business day thereafter) and further provided that if Participant receives coverage under the foregoing plans following the Date of Termination under any other arrangement, the benefits hereunder shall not commence until the expiration of such coverage such that there shall be no duplication of benefits. During the period for which the Participant is receiving payments pursuant to clause (I), subject to the Participant’s continued payment of premiums, Mattel will make available to the Participant and the Participant’s eligible dependents, at the Participant’s cost (in an amount equal to the COBRA premium cost therefor), coverage under Mattel’s medical, dental, prescription drug and vision care group insurance (which shall be concurrent with any health care continuation benefits to which the Participant or his or her eligible dependents are entitled under COBRA) (the benefit provided for by this clause (I) is referred to as “Additional Benefits”); and

(II) until the earlier of (A) the second anniversary of the Date of Termination or (B) the date the Participant accepts New Employment, outplacement services at the expense of Mattel (but in no event will the aggregate cost of such services exceed $50,000) commensurate with those provided to terminated executives of comparable level and made available through and at the facilities of a reputable and experienced Company-selected vendor (the benefit provided for by this clause (II) is referred to as “Outplacement Services”).

(c) Change of Control Covered Termination

If a Participant experiences a Change of Control Covered Termination, subject to Sections 3(e) and 3(f) and the Participant’s Letter Agreement:

(i) Mattel shall (I) pay to the Participant on or as soon as administratively practicable after the Date of Termination, if not theretofore paid, the Accrued Amounts and (II) pay or provide the Other Benefits.

(ii) Mattel shall pay to the Participant an amount equal to two (2) times the Participant’s Target Cash (the “CIC Severance Payment”) in the form and at the times specified in Sections 3(b)(iii)(I) and (II) (except that the Severance Period in clause (I) shall in all cases be a 24 month period); provided, however, if the Change of Control qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5), the CIC Severance Payment shall be paid in a lump sum on the first payroll date coincident with or next following the fifty-fifth (55th) day after the Date of Termination (or the first business day thereafter).

(iii) Mattel shall pay to the Participant in a lump sum on the first payroll date coincident with or next following the fifty-fifth (55th) day after the Date of Termination (or the first business day thereafter) the Participant’s target MIP bonus opportunity for the year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365).

(iv) Any options granted to the Participant under the Equity Plans prior to the Participant’s Eligibility Date shall be subject to the terms of the Equity Plans and the Participant’s equity award agreements with respect to the exercisability of such options and the period of time during which the Participant may exercise such options following the Participant’s Date of Termination. Any options granted to the Participant under the Equity Plans on or after the Participant’s Eligibility Date shall become immediately vested and exercisable and the Participant shall have a period of two (2) years following the Date of Termination (but in no event past the expiration of the term of the option grant) to exercise such options.

(v) All restricted stock units and other equity-based compensation (other than stock options) awarded by Mattel to the Participant under the Equity Plans prior to the Participant’s Eligibility Date shall vest or become earned pursuant to the terms of the Equity Plans and the Participant’s equity award agreements. Any restricted stock units or any other equity-based compensation (other than stock options) awarded by Mattel to the Participant under the Equity Plans on or after the Participant’s Eligibility Date shall vest or become earned in full and shall become immediately payable; provided, however, that if the number of shares that vest or become earned is based on the achievement of pre-established performance goals or criteria, the number of shares that vest or become earned shall be determined in accordance with the Participant’s equity award agreements. Payment shall be in the form as provided for in the Equity Plans.

(vi) The Participant shall be eligible for the following:

(I) until the earlier of (x) twenty-four (24) months after the Date of Termination or (y) the date the Participant accepts New Employment, the Additional Benefits; and

(II) until the earlier of (x) the second anniversary of the Date of Termination or (y) the date the Participant accepts New Employment, the Outplacement Services.

(d) Non-Covered Termination

If a Participant’s employment terminates for any reason other than a Covered Termination, the Participant will not be eligible for Severance Benefits under Sections 3(b) or (c) and Mattel shall pay to the Participant (or the Participant’s beneficiary or estate) on or promptly after the Date of Termination, a lump-sum amount equal to the Accrued Amounts and shall pay or provide the Other Benefits. For example, a Participant will not be eligible for Severance Benefits under Sections 3(b) or (c) of this Plan if the Plan Administrator (as defined in Section 9) determines, in its sole discretion, that the Participant’s active employment has terminated by reason of -

(i) the Participant’s resignation other than for a Change of Control or Non-Change of Control Good Reason, as the case may be;

(ii) the Participant’s death; or

(iii) the Participant’s discharge for Cause or Disability.

(e) Effect of Deferral Elections

If any payment payable pursuant to Section 3 is subject to a valid deferral election under the terms of another plan or arrangement maintained by the Company, the payment of such amount shall be in accordance with the provisions of such deferred compensation plan or arrangement (including a Participant’s deferral elections regarding the form and timing of such deferrals).

(f) Equity Coordination

If any plan, program, or equity grant applicable to a Participant is more favorable to the Participant than the provisions in Sections 3(b)(v), 3(b)(vi), 3(c)(iv) or 3(c)(v) of this Plan, the provisions of such plan, program, or equity grant shall control over any provisions to the contrary in this Plan.

4. Taxes and Other Withholdings; Parachute Payments

(a) Tax Withholding

A Participant’s Severance Benefits will be subject to withholdings for taxes and any other required payroll deductions.

(b) Contingent Reduction of Parachute Payments

(i) Anything in this Plan to the contrary notwithstanding, to the extent that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then Mattel shall pay or provide to the Participant the greatest of the following, whichever gives the Participant the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) an amount equal to the Safe Harbor Amount (as defined below). If a reduction in the Plan Payments (as defined below) is necessary so that the Parachute Value (as defined below) of all Payments equals the Safe Harbor Amount and none of the Payments is Nonqualified Deferred Compensation (as defined in Section 5), then the reduction shall occur in the manner a Participant elects in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation or a Participant fails to elect an order, then the reduction shall occur in the following order: (i) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (ii) reduction in the benefits described in Section 3(c)(vi) and (vii) (with such reduction being applied to the benefits in the manner having the least economic impact to the Participant and, to the extent the economic impact is equivalent, such benefits shall be reduced in the reverse order of when the benefits would have been provided to the Participant, that is, benefits payable later shall be reduced before benefits payable earlier); (iii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (iv) cancellation of acceleration of vesting of equity awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

(ii) All determinations required to be made under this Section 4(b), including whether and when Plan Payments are to be reduced to the Safe Harbor Amount and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm as may be designated by a Participant (the “Accounting Firm”) which shall provide detailed supporting calculations both to Mattel and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by Mattel. All fees and expenses of the Accounting Firm shall be borne solely by Mattel. Any determination by the Accounting Firm shall be binding upon Mattel and the Participant. The Participant shall cooperate, to the extent his or her reasonable out-of pocket expenses are reimbursed by Mattel, with any reasonable requests by Mattel in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(iii) The following terms shall have the following meanings for purposes of this Section 4(b).

(I) A “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 4(b)).

(II) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(III) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(IV) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

(V) The “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that a Participant can receive without any Payments being subject to the Excise Tax.

5. Section 409A

(a) Mattel intends that the reimbursements, payments and benefits to which a Participant could become entitled under this Plan be exempt from or comply with Section 409A and the regulations and other guidance promulgated thereunder. The provisions of this Section 5 shall qualify and supersede all other provisions of this Plan as necessary to fulfill the foregoing intention. If Mattel believes, at any time, that any of such reimbursement, payment or benefit is not exempt or does not so comply, Mattel will promptly advise the Participant and will reasonably and in good faith amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on the Participant and on Mattel) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. Mattel agrees that it will not, without a Participant’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax, interest and/or penalties upon the Participant under Section 409A, unless such action or omission is pursuant to the Participant’s written request.

(b) To the extent applicable, each and every payment to be made pursuant to Section 3 of this Plan shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(c) If a Participant is a ‘specified employee’ (determined by Mattel in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date that the Participant experiences a Separation from Service, and if any reimbursement, payment or benefit to be paid or provided under this Plan or otherwise both (i) constitutes a ‘deferral of compensation’ within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Participant to additional tax, interest and/or penalties under Section 409A, then any such reimbursement, payment or benefit that is payable during the first six (6) months following the Participant’s Date of Termination shall be paid or provided to the Participant in a lump sum cash payment to be made on the earlier of (x) the Participant’s death and (y) the first business day of the seventh (7th) month immediately following the Participant’s Separation from Service or as soon as administratively practicable after such date.

(d) Except to the extent any reimbursement, payment or benefit to be paid or provided under this Plan does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to a Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Participant in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plans), (ii) the reimbursements for expenses for which a Participant is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(e) Any reimbursement, payment or benefit to be paid or provided under Section 3 hereof or otherwise to be paid or provided due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to a Participant only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the Separation from Service occurs; provided, however, that Mattel shall reimburse such expenses no later than the last day of the third taxable year following the Participant’s taxable year in which the Participant’s Separation from Service occurs.

(f) Subject to Section 3, any reimbursement, payment or benefit to be paid or provided under this Plan that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to a Participant only in the event of a Separation from Service.

6. Relation to Other Plans

Except as otherwise expressly provided in Section 3(f) or in a Participant’s Letter Agreement, by signing the Letter Agreement, the Participant recognizes and agrees that any prior retention, severance or similar plan of the Company that might apply to the Participant is hereby revoked and ineffective as to the Participant.

7. Participants’ Covenants

In consideration of and as a condition of the receipt of any Severance Benefits by a Participant (other than payment of Accrued Amounts or payment or provision of the Other Benefits), the Participant agrees to the following provisions:

(a) In the Participant’s capacity in management, the Participant has had a great deal of exposure and access to a broad variety of commercially valuable proprietary information which is vital to the success of the Company’s business including, by way of illustration, past, current and future products and product concepts, marketing strategies, research and plans and information regarding employees. As a result of the Participant’s knowledge of the above information and in consideration for the benefits offered by the Company under this Plan, the Participant reaffirms and recognizes the Participant’s continuing obligations with respect to the use and disclosure of confidential and proprietary information of the Company pursuant to the Company’s policies as set forth in the most-recent confidentiality and inventions agreement that the Participant has executed with the Company and by this reference made a part hereof. Pursuant thereto, the Company shall be entitled to injunctive relief to prevent a threatened misappropriation of one or more of the Company’s trade secrets or to halt an actual misappropriation of such trade secrets. The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and which shall not be public knowledge. After termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The foregoing shall not apply to any information which the Company discloses to the public. Further, notwithstanding any other provision herein: (i) Participant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; (ii) if Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the Company’s trade secrets to Participant’s attorney and use the trade secret information in the court proceeding if Participant: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(b) If Participant experiences a Covered Termination, eligibility for Severance Benefits under this Plan is contingent upon the Participant’s agreement and compliance with the Company’s requirement that the Participant does not accept employment nor an engagement as a consultant with a competitor within the Restricted Period (as set forth on Exhibit B hereto) whereupon such position is comparable to the position the Participant held with the Company and where the Participant cannot reasonably satisfy the Company that the new employer is prepared to and/or does take adequate steps to preclude and to prevent inevitable disclosure of trade secrets, as prohibited under the Company’s policies with respect to the use and disclosure of confidential and proprietary information, as set forth in the most-recent confidentiality and inventions agreement that the Participant has executed with the Company and by this reference made a part hereof. If, following a Covered Termination, the Participant accepts employment or a consulting relationship with a competitor within the Restricted Period and such position is comparable to the position the Participant held with the Company and where the Participant cannot reasonably satisfy the Company that the new employer is prepared to and/or does take adequate steps to preclude and to prevent inevitable disclosure of trade secrets, as prohibited under the Company’s policies with respect to the use and disclosure of confidential and proprietary information, as set forth in the most-recent confidentiality and inventions agreement that the Participant has executed with the Company and by this reference made a part hereof, then no further payments nor eligibility for benefits continuation will be available to the Participant as of the date the Participant commences such employment/consulting. It is a specific condition of this Plan that in the event of a Covered Termination, for the duration of the Restricted Period, the Participant is obligated to immediately notify the Company as to the specifics of the new position that the Participant is planning to commence as an employee or consultant for any company which is a competitor of the Company. The terms of this Section 7(b) are not intended to and do not prohibit a Participant from rendering services to a competitive business, but provide for the right of the Company to cease payments or benefits under this Plan and to obtain the return of any payments or benefits previously delivered to such Participant in the event that such Participant violates this Section 7(b).

(c) During the Restricted Period, the Participant will not participate in recruiting any of the Company’s employees or in the solicitation of the Company’s employees other than the Participant’s assistant on the Date of Termination, and the Participant will not communicate to any other person or entity, about the nature, quality or quantity of work, or any special knowledge or personal characteristics of any person employed by the Company. If the Participant should wish to discuss possible employment with any then-current Company employee other than the Participant’s assistant on the Date of Termination during the Restricted Period, the Participant may request written permission to do so from the Chief Human Resources Officer of Mattel (the “CHRO”) who may, in his or her discretion, grant a written exception to the no solicitation agreement set forth above, provided, however, the Participant will not discuss any such employment possibility with such employees prior to securing the CHRO’s permission. If the CHRO should decline to grant such permission, the Participant will not at any time, either during or after the non-solicitation period set forth above, advise the employee concerned that he or she was the subject of a request under this paragraph or that the CHRO refused to grant the Participant the right to discuss an employment possibility with him/her.

(d) Following the Date of Termination, (i) the Participant shall not make or encourage or induce others to make statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of the Company or any of its affiliated entities or its or their officers, directors, employees, shareholders, agents or products and (ii) the Company shall not issue any press release or other official, written statement that disparages or otherwise impairs the Participant’s business reputation. The foregoing shall not be violated by truthful statements in connection with required governmental testimony or filings, or judicial, administrative or arbitral proceedings (including, without limitation, depositions or testimony in connection with such proceedings). In addition, nothing herein shall prevent either party from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the party has reason to believe is unlawful.

(e) In the event that a Participant violates one or more of the covenants set forth in this Section 7, such Participant shall be treated as having failed to have earned the right to receive any payments or benefits under the Plan, and shall be obligated to return any payments or benefits previously delivered to such Participant under the Plan. The Company shall also be entitled to pursue any other remedies to the fullest extent not prohibited by applicable law as provided herein. Further, notwithstanding anything herein to the contrary, the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7(a), Section 7(c), and/or Section 7(d) would be inadequate and, in recognition of this fact, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(f) It is expressly understood and agreed that although each Participant and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 7 is an unenforceable restriction against a Participant, for which injunctive relief is unavailable, the provisions of this Section 7 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Furthermore, such a determination shall not limit the Company’s ability to cease providing payments or benefits or to seek recovery of any prior payments or benefits made hereunder, if applicable, unless a court of competent jurisdiction has expressly declared that action to be unlawful. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 7 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Section 7 or other provisions of the Plan.

8. Claims Procedures

(a) Disputes

If any person (claimant) believes that Severance Benefits are being denied improperly, that this Plan is not being operated properly, or that the claimant’s legal rights are being violated with respect to this Plan, the claimant must file a claim with the Plan Administrator within the time period set forth in Section 8(b). The Plan Administrator will handle all such claims in accordance with the procedures set forth in Section 8(c). This requirement applies to all claims that any claimant has with respect to this Plan, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the claimant.

(b) Time for Filing Claims

A claim must be filed within ninety (90) days after the date the claimant first knew or should have known of the facts on which the claim is based, unless Mattel in writing consents otherwise. The Plan Administrator will provide a claimant, on request, with a copy of the claims procedures established under subsection 8(c).

(c) Procedures

If the Plan Administrator does not offer a Participant the payment of Severance Benefits under this Plan within ten (10) days after the Participant terminates employment, the Participant must file a claim for benefits on a form prescribed by the Plan Administrator and within the time frame set forth in subsection 8(b) above. If the claimant’s claim for a benefit is wholly or partially denied, the Plan Administrator will furnish the claimant with a written notice of the denial. This written notice must be provided to the claimant within a reasonable period of time after the receipt of the claimant’s claim by the Plan Administrator (generally within ninety (90) days after receipt by the Plan Administrator of the claimant’s claim for review, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days after receipt by the Plan Administrator of the claimant’s claim for review). If such an extension of time is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial ninety (90) day period, and will indicate the special circumstances requiring the extension. Written notice of denial of the claimant’s claim must contain the following information:

(i) the specific reason or reasons for the denial;

(ii) a specific reference to those provisions of this Plan on which such denial is based;

(iii) a description of any additional information or material necessary to perfect the claimant’s claim, and an explanation of why such material or information is necessary; and

(iv) a copy of the appeals procedures under this Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination of the claimant’s claim.

If the claimant’s claim has been denied, and the claimant wishes to submit his or her request for a review of his or her claim, the claimant must follow the following Claims Review Procedure:

1.	Upon the denial of his or her claim for benefits, the claimant may file his or her request for review of his or her claim, in writing, with the Plan Administrator or claims processor;

2.	The claimant must file the claim for review not later than sixty (60) days after he or she has received written notification of the denial of his or her claim for benefits;

3.

The claimant has the right to review and obtain copies of all relevant documents relating to the denial of his or her claim and to submit any issues and comments, in writing, to the Plan Administrator;

4.

If the claimant’s claim is denied, the Plan Administrator must provide the claimant with written notice of this denial within sixty (60) days after the Plan Administrator’s receipt of the claimant’s written claim for review. There may be times when this sixty (60) day period may be extended. This extension may only be made, however, where there are special circumstances which are communicated to the claimant in writing within the sixty (60) day period. If there is an extension, a decision will be made as soon as possible, but not later than one hundred and twenty (120) days after receipt by the Plan Administrator of the claimant’s claim for review; and

5.

The Plan Administrator’s decision regarding the claimant’s claim for review will be communicated to the claimant in writing, and if the claimant’s claim for review is denied in whole or part, the decision will include:

(A)	the specific reason or reasons for the denial;

(B)	specific references to those provisions of this Plan on which such denial is based;

(C)

a statement that the claimant may receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(D)	a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

The procedure set forth in this Section 8(c) is intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the claims procedure be interpreted as expanding the rights of a Participant beyond what is required by United States Department of Labor Regulation Section 2560.503-1.

9. Plan Administration

(a) Discretion

Mattel’s Compensation Committee is responsible for the general administration and management of this Plan (“Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for Plan benefits. The Plan Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole and absolute discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.

(b) Finality of Determinations

Subject to the last sentence of Section 9(a), all actions taken and all determinations by the Plan Administrator will be final and binding on all persons claiming any interest in or under this Plan. To the extent the Plan Administrator has been granted discretionary authority under this Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

10. No Set Off, Payment of Fees

Except as provided herein (including as provided in Section 17), Mattel’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against a Participant or others. Mattel agrees to pay, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by Mattel or others of the validity or enforceability of, or liability under, any provision of this Plan unless there is no reasonable basis for the Participant’s claim; provided, that, in the case of expenses relating to a claim by a Participant that the termination for Cause was improper, such fees and expenses shall be paid only if a Participant prevails in whole or in part. If there is any dispute over whether a reasonable basis for the Participant’s claim exists for purposes of the preceding sentence, the dispute shall be resolved by an arbitrator in accordance with the provisions of Section 11.

11. Arbitration of Disputes

(a) Subject to the Participant’s exhaustion of the administrative remedies under Section 8 with respect to any claim brought by a Participant for any benefits under this Plan, any disputes, controversies or claims which arise out of or relate to this Plan, the Participant’s employment or the termination of his or her employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Plan, and/or any other claim or controversy arising out of the relationship between the Participant and the Company (or the nature of the relationship) or the continuation or termination of that relationship, including, but not limited to, claims that a termination was for Cause, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settled by agreement between the Company and the Participant, shall be settled by arbitration under the labor arbitration rules of the JAMS/Endispute (or any other mutually agreed arbitrator) before a board of three arbitrators, as selected thereunder.

One arbitrator shall be selected by the Participant, one by the Company and the third by the two persons so selected, all in accordance with the labor arbitration rules of the JAMS/Endispute then in effect. In the event that the arbitrator selected by the Participant and the arbitrator selected by the Company are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven provided by the office of JAMS/Endispute nearest to the Participant’s residence with the Company and the Participant striking names in order and the party striking first to be determined by the flip of a coin. The arbitration shall be held in a location to be mutually agreed upon by the Company and the Participant. In the absence of agreement, the Chairman of the Board of Mattel shall determine the location.

(b) In consideration of the agreement to submit to arbitration all disputes with regard to this Plan and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense resulting from this arbitration remedy, the arbitration provisions of this Plan shall provide the exclusive remedy, and the Company and the Participant expressly waive any right he or she or it may have to seek redress in any other forum.

(c) Any claim which either party has against the other party which could be submitted for resolution pursuant to this Section 11 must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claims arising out of or related to the termination of a Participant’s employment must be presented by him or her within one year after the Date of Termination. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred.

(d) The Company will pay all costs and expenses of the arbitration.

(e) Any decision and award or order of a majority of the arbitrators shall be final and binding upon the Company and the Participant and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

(f) Each of the above terms and conditions of this Section 11 shall have separate validity and the invalidity of any part thereof shall not affect the remaining parts.

12. Plan Amendment and Termination; Limitation on Employee Rights

(a) Mattel, acting through its Board or Compensation Committee, has the right in its sole and absolute discretion to amend this Plan, to extend its term, or to terminate this Plan, prospectively; provided, however, this Plan may not be amended by the Board or the Compensation Committee in any manner which is materially adverse to any Participant without such Participant’s written consent. For the avoidance of doubt, the termination of this Plan shall not be effective with respect to a Participant prior to the expiration of the Participant’s status as a ‘Participant’ in the Plan in accordance with the Participant’s Letter Agreement without the Participant’s written consent.

(b) This Plan shall not give any employee the right to be retained in the service of the Company, and shall not interfere with or restrict the right of the Company to discharge or retire the employee for any lawful reason.

13. Successors

This Plan shall inure to the benefit of and be binding upon Mattel and its successors. Mattel shall require any successor to all or substantially all of the business and/or assets of Mattel, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Plan in the same manner and to the same extent as Mattel would be required to perform if no such succession had taken place.

14. Governing Law

This Plan is intended to be an unfunded ‘top-hat’ welfare plan, within the meaning of U.S. Department of Labor Regulation Section 2520.104-24 and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan, to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of California (excluding its choice of laws principles) shall apply.

15. Notices

All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party, by recognized overnight commercial courier or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt (or refusal of receipt); and shall be addressed as follows:

If to the Company:

MATTEL, INC.

333 Continental Blvd.

El Segundo, CA 90245

Attention: Compensation Committee of the Board of Directors of Mattel

If to a Participant:

to the last address shown on the payroll records of the Company or to such other address as either the Company or the Participant shall have furnished to the other in writing in accordance herewith. Any termination of a Participant’s employment by the Company shall be communicated by Notice of Termination to the other party hereto given in accordance with this Section 15. The failure by a Participant or the Company to set forth in such Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

16. Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

17. Compensation Recovery Policy

Notwithstanding any provision in this Plan to the contrary, amounts paid or payable under this Plan shall be subject to the terms and conditions of the Mattel, Inc. Compensation Recovery Policy, as may be amended from time to time (the “Compensation Recovery Policy”), to the extent applicable (including by reason of such amounts being calculated or determined by reference to an underlying amount or payment that is subject to the Compensation Recovery Policy).

Exhibit A

Form of Letter Agreement

Exhibit B

Each Participant’s Letter Agreement shall specify the Tier applicable to such Participant.

Tiers:

Tier 1:	Chief Executive Officer

Tier 2:	Presidents and Chief Financial Officer

Tier 3:	Chief Executive Officer direct reports, unless otherwise approved by the Plan Administrator

Section 3(b)(iii) Multiplier:

Tier 1:	2.0x

Tier 2:	1.5x

Tier 3:	1.0x

Section 3(b)(iii)(I) Severance Period:

Tier 1:	24 months

Tier 2:	18 months

Tier 3:	12 months

Section 7 Restricted Period:

Non-Change of Control Covered Termination

Tier 1:	24 months

Tier 2:	18 months

Tier 3:	12 months

Change of Control Covered Termination

Tier 1:	24 months

Tier 2:	24 months

Tier 3:	24 months